EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS FOURTH QUARTER 2024 AND YEAR END 2024 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.075

Selected Highlights

•
Fourth quarter Operating EBITDA* increased to $99.2 million (net income of $16.7 million) from $50.5 million (net loss of $17.6 million) in the third quarter of 2024
•
Full year 2024 Operating EBITDA increased to $243.7 million (net loss of $85.1 million) from $17.5 million (net loss of $242.1 million) in 2023
•
Refinanced our former 2026 Senior Notes, extending the maturity of our earliest senior notes to 2028, and decreased our long-term debt by over $100.0 million using cash on hand
•
Quarterly cash dividend of $0.075 per share

NEW YORK, NY, February 20, 2025 ‑ Mercer International Inc. (Nasdaq: MERC) today reported fourth quarter 2024 Operating EBITDA of $99.2 million, an increase from $21.1 million in the same quarter of 2023 and $50.5 million in the third quarter of 2024.

In the fourth quarter of 2024, net income was $16.7 million ($0.25 per share) compared to a net loss of $87.2 million (negative $1.31 per share) in the fourth quarter of 2023 and a net loss of $17.6 million (negative $0.26 per share) in the third quarter of 2024.

Mr. Juan Carlos Bueno, Chief Executive Officer, stated: "With strengthened pulp markets, our operating results for the year improved significantly. In the fourth quarter of 2024, softwood pulp prices remained strong, decreasing slightly from recent record prices. Our operating results in the quarter benefited from a stronger dollar and no planned maintenance downtime. As we move into the first quarter of 2025, we currently expect modestly higher softwood pulp sales realizations due to stable demand and continued global softwood supply constraints.

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Hardwood pulp prices in China and North America decreased in the fourth quarter of 2024 as the market absorbed capacity increases from earlier in the year. However, we currently believe hardwood pulp prices are near floor levels and are trending upwards in the first quarter of 2025 as the maintenance season begins in Latin America.

Lumber sales realizations increased in the fourth quarter of 2024 compared to the third quarter driven by modestly higher prices in the U.S. market, while in Europe, prices remained stable. In the first quarter of 2025, we currently expect lumber prices to modestly increase driven by stronger demand from certain European countries where economic conditions have improved and expect U.S. lumber prices to increase slightly due to limited North American supply.

Demand and pricing for our products may be further impacted by ongoing developments regarding U.S. trade policies involving Canada, the European Union and China. Our businesses have a relatively strong level of geographic and market diversification. As such, we expect the impacts of any tariffs and related measures to vary, including potentially presenting opportunities and some positive impacts, in areas of our operations.

Overall, per unit fiber costs for our pulp segment were flat in the fourth quarter of 2024 compared to the third quarter of 2024. Per unit fiber costs for our solid wood segment increased due to stable demand and tight supply. In the first quarter of 2025, we currently expect per unit fiber costs to be generally stable at our pulp mills. For our sawmills, we currently expect per unit fiber costs to increase due to continued tight supply.

We are currently planning for a total of 21 days of planned maintenance downtime at our Celgar mill in the first quarter of 2025.

In our solid wood segment, our mass timber business successfully completed two large-scale projects in the U.S. The current high-interest rate environment in Europe and North America continues to have an impact on our solid wood segment, putting downward pressure on both short-term growth and demand for this segment's products. However, we continue to believe that we are well positioned to capitalize on more opportunities as cyclical conditions start to improve."

Mr. Bueno concluded: "Our operating results this year improved significantly compared to the prior year, driven by stronger pulp markets, lower costs and the growth of our mass timber business. We finished 2024 with approximately $488.6 million in aggregate liquidity and reduced our long-term debt by over $100 million in the fourth quarter using cash on hand. This focus on debt reduction will remain a key goal as we move forward in this improved market environment."

Consolidated Financial Results

	Q4	Q3	Q4	YTD	YTD
	2024	2024	2023	2024	2023
	(in thousands, except per share amounts)
Revenues	$488,405	$502,141	$470,494	$2,043,360	$1,993,844
Operating income (loss)	$50,393	$8,841	$(56,395)	$15,007	$(188,774)
Operating EBITDA	$99,227	$50,455	$21,145	$243,722	$17,462
Net income (loss)	$16,707	$(17,559)	$(87,216)	$(85,141)	$(242,056)
Net income (loss) per common share
Basic	$0.25	$(0.26)	$(1.31)	$(1.27)	$(3.65)
Diluted	$0.25	$(0.26)	$(1.31)	$(1.27)	$(3.65)

Consolidated – Three Months Ended December 31, 2024 Compared to Three Months Ended December 31, 2023

Total revenues for the fourth quarter of 2024 increased by approximately 4% to $488.4 million from $470.5 million in the same quarter of 2023 primarily due to higher pulp sales realizations partially offset by lower pulp sales volumes.

Costs and expenses in the fourth quarter of 2024 decreased by approximately 17% to $438.0 million from $526.9 million in the same quarter of 2023 driven by lower pulp sales volumes, foreign exchange gains mainly on dollar denominated accounts receivables held at our operations as the dollar strengthened relative to the euro and Canadian dollar at the end of 2024 and lower maintenance costs due to no days of planned maintenance downtime at our pulp mills in the fourth quarter of 2024 compared to 23 days in the fourth quarter of 2023. In the fourth quarter of 2023, we recognized a $33.7 million non-cash impairment in connection with the classification of our sandalwood business as held for sale.

In the fourth quarter of 2024, Operating EBITDA increased to $99.2 million from $21.1 million in the same quarter of 2023 primarily due to higher pulp sales realizations, the positive impact of a stronger dollar and no planned days of maintenance downtime at our pulp mills in the fourth quarter of 2024.

Segment Results

Pulp

	Three Months Ended December 31,
	2024	2023
	(in thousands)
Pulp revenues	$351,181	$340,687
Energy and chemical revenues	$24,332	$23,495
Segment Operating EBITDA(1)	$106,130	$32,028

______________

(1)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.

In the fourth quarter of 2024, Segment Operating EBITDA increased to $106.1 million from $32.0 million in the same quarter of 2023 primarily due to higher pulp sales realizations, foreign exchange gains mainly on dollar denominated accounts receivables held at our operations as the dollar strengthened relative to the euro and Canadian dollar at the end of 2024 and no days of planned maintenance downtime at our pulp mills in the fourth quarter of 2024 compared to 23 days in the fourth quarter of 2023.

Pulp segment revenues, comprised of pulp, energy and chemical revenues, in the fourth quarter of 2024 increased by approximately 3% to $375.5 million from $364.2 million in the same quarter of 2023 primarily due to higher pulp revenues.

Pulp revenues in the fourth quarter of 2024 modestly increased to $351.2 million from $340.7 million in the same quarter of 2023 as a result of higher sales realizations partially offset by lower sales volumes.

In the fourth quarter of 2024, third-party industry quoted average list prices for NBSK pulp increased in both Europe and North America from the same quarter of 2023. Third-party industry quoted average net prices for NBSK pulp in China also increased from the same quarter of 2023. Our average NBSK pulp sales realizations in the fourth quarter of 2024 increased by approximately 12% to $794 per ADMT from $709 per ADMT in the same quarter of 2023. In the fourth quarter of 2024, average NBHK pulp sales realizations modestly decreased to $578 per ADMT from $593 per ADMT in the same quarter of 2023.

Total pulp sales volumes in the fourth quarter of 2024 decreased by approximately 8% to 451,914 ADMTs from 491,156 ADMTs in the same quarter of 2023 primarily due to lower production.

Energy and chemical revenues in the fourth quarter of 2024 were relatively flat at $24.3 million compared to $23.5 million in the same quarter of 2023.

Costs and expenses in the fourth quarter of 2024 decreased by approximately 16% to $306.9 million from $363.2 million in the same quarter of 2023 primarily due to lower pulp sales volumes, the positive foreign exchange impact of a stronger dollar and lower maintenance costs due to no days of planned downtime at our pulp mills in the fourth quarter of 2024 compared to 23 days in the fourth quarter of 2023.

Total pulp production in the fourth quarter of 2024 decreased by approximately 8% to 466,635 ADMTs compared with 507,670 ADMTs in the same quarter of 2023 primarily as a result of the dissolution of the Cariboo Pulp & Paper Company ("CPP") joint venture in the first quarter of 2024 and unplanned downtime at our Canadian mills partially offset by fewer days of planned maintenance downtime.

On average, in the fourth quarter of 2024, overall per unit fiber costs decreased by approximately 5% compared to the same quarter of 2023 due to stable supply at all our mills. In the first quarter of 2025, we currently expect per unit fiber costs to increase in Germany due to tight supply offset by modestly lower per unit fiber costs in Canada.

Solid Wood

	Three Months Ended December 31,
	2024	2023
	(in thousands)
Lumber revenues	$58,586	$47,821
Energy revenues	$4,780	$4,928
Manufactured products revenues(1)	$12,673	$16,252
Pallet revenues	$23,100	$23,767
Biofuels revenues(2)	$11,411	$10,916
Wood residuals revenues	$1,087	$1,759
Segment Operating EBITDA(3)	$(4,686)	$(5,632)

______________

(1)
Manufactured products primarily includes cross-laminated timber ("CLT") and glue-laminated timber ("glulam").
(2)
Biofuels includes pellets and briquettes.
(3)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.

In the fourth quarter of 2024, Segment Operating EBITDA was relatively flat at negative $4.7 million compared to negative $5.6 million in the same quarter of 2023.

Solid wood segment revenues in the fourth quarter of 2024 increased by approximately 6% to $111.6 million from $105.4 million in the same quarter of 2023 primarily due to higher lumber and biofuels revenues partially offset by lower revenues from our other products.

Lumber revenues in the fourth quarter of 2024 increased by approximately 23% to $58.6 million from $47.8 million in the same quarter of 2023 primarily as a result of higher sales realizations and sales volumes. Average lumber sales realizations in the fourth quarter of 2024 increased to $474 per Mfbm from $427 per Mfbm in the same quarter of 2023 driven by an increase in demand in both the U.S and European markets. The U.S. market accounted for approximately 45% of our lumber revenues and approximately 38% of our lumber sales volumes in the fourth quarter of 2024. Most of the balance of our lumber sales were in Europe.

Lumber sales volumes in the fourth quarter of 2024 increased by approximately 10% to 123.6 MMfbm from 112.0 MMfbm in the same quarter of 2023 due to timing of sales.

Manufactured products revenues in the fourth quarter of 2024 decreased by approximately 22% to $12.7 million from $16.3 million in the same quarter of 2023 primarily due to lower sales volumes as we completed our major mass timber projects in the third quarter of 2024.

Lumber production in the fourth quarter of 2024 was relatively stable at 114.7 MMfbm compared to 111.6

MMfbm in the same quarter of 2023.

Fiber costs were approximately 75% of our lumber cash production costs in the fourth quarter of 2024. In the fourth quarter of 2024, per unit fiber costs for lumber increased by approximately 18% compared to the same quarter of 2023 primarily due to stable demand and tight supply. In the first quarter of 2025, we currently expect per unit fiber costs to increase due to continued tight supply.

Consolidated – Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

Total revenues in 2024 modestly increased to $2,043.4 million from $1,993.8 million in 2023 as higher pulp, manufactured products and lumber sales realizations were offset by lower sales realizations from our other products and lower pulp and lumber sales volumes.

Costs and expenses in 2024 decreased by approximately 7% to $2,028.4 million from $2,182.6 million in 2023 primarily as a result of lower per unit production costs due to the easing of inflationary pressure and cost reduction initiatives, lower sales volumes and foreign exchange gains mainly on dollar denominated accounts receivables held at our operations as the dollar strengthened relative to the euro and Canadian dollar at the end of 2024. In 2024, costs and expenses included a non-cash loss of $23.6 million recognized in connection with the dissolution of the CPP joint venture and a non-cash goodwill impairment of $34.3 million related to the Torgau facility, which was recognized as a result of ongoing weakness in lumber, pallet and biofuels markets in Europe stemming from high interest rates and other economic conditions. We have achieved some of the planned synergies from the Torgau acquisition and expect to achieve further synergies as market and economic conditions improve. In 2023, we received insurance proceeds of $46.4 million relating to the 2021 turbine downtime at the Rosenthal mill and the 2022 fire at the Stendal mill and we recognized a $33.7 million non-cash impairment in connection with the classification of our sandalwood business as held for sale.

In 2024, Operating EBITDA increased to $243.7 million from $17.5 million in 2023 primarily due to higher pulp, manufactured products and lumber sales realizations, lower per unit fiber and other production costs and the positive foreign exchange impact of a stronger dollar. These increases were partially offset by lower sales realizations from our other products. In 2023, we received insurance proceeds of $46.4 million relating to the 2021 turbine downtime at the Rosenthal mill and the 2022 fire at the Stendal mill.

Liquidity

As of December 31, 2024, we had cash and cash equivalents of $184.9 million, approximately $303.7 million available under our revolving credit facilities and aggregate liquidity of about $488.6 million.

The following table is a summary of selected financial information as of the dates indicated:

	As of December 31,
	2024	2023
	(in thousands)
Cash and cash equivalents	$184,925	$313,992
Working capital	$653,466	$806,468
Total assets	$2,262,932	$2,662,578
Long-term liabilities	$1,576,619	$1,740,731
Total shareholders' equity	$429,775	$635,410

Quarterly Dividend

A quarterly dividend of $0.075 per share will be paid on April 2, 2025 to all shareholders of record on March 26, 2025. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for February 21, 2025 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/88s2i4a9 or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the website and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.1 million tonnes of pulp, 960 million board feet of lumber, 210 thousand cubic meters of CLT, 45 thousand cubic meters of glulam, 17 million pallets and 230 thousand tonnes of biofuels. To obtain further information on the company, please visit its website at https://www.mercerint.com.

The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

William D. McCartney

Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q4	Q3	Q4	YTD	YTD
	2024	2024	2023	2024	2023
	(in thousands, except per share amounts)
Revenues from external customers
Pulp segment	$375,513	$373,268	$364,182	$1,548,556	$1,516,130
Solid wood segment	111,637	125,093	105,443	485,991	472,054
Corporate and other	1,255	3,780	869	8,813	5,660
Total revenues	$488,405	$502,141	$470,494	$2,043,360	$1,993,844

Pulp Segment Operating EBITDA(1)	$106,130	$54,645	$32,028	$260,914	$65,889
Solid wood Segment Operating EBITDA(1)	(4,686)	(1,933)	(5,632)	(4,390)	(30,343)
Corporate and other	(2,217)	(2,257)	(5,251)	(12,802)	(18,084)
Operating EBITDA(2)	$99,227	$50,455	$21,145	$243,722	$17,462

Net income (loss)	$16,707	$(17,559)	$(87,216)	$(85,141)	$(242,056)
Net income (loss) per common share
Basic	$0.25	$(0.26)	$(1.31)	$(1.27)	$(3.65)
Diluted	$0.25	$(0.26)	$(1.31)	$(1.27)	$(3.65)
Common shares outstanding at period end	66,871	66,871	66,525	66,871	66,525

______________

(1)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.
(2)
Operating EBITDA is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Summary Operating Highlights

	Q4	Q3	Q4	YTD	YTD
	2024	2024	2023	2024	2023
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	403.7	374.4	436.2	1,589.1	1,714.4
NBHK	63.0	41.4	71.5	254.0	251.2
Annual maintenance downtime ('000 ADMTs)	—	22.1	31.6	86.9	82.9
Annual maintenance downtime (days)	—	20	23	57	71
Pulp sales ('000 ADMTs)
NBSK	405.5	376.2	411.8	1,647.5	1,689.0
NBHK	46.5	72.6	79.4	252.3	262.2
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,500	1,573	1,245	1,519	1,257
China	767	771	748	774	747
North America	1,687	1,762	1,312	1,646	1,448
Average NBHK pulp prices ($/ADMT)(1)
China	548	635	643	645	592
North America	1,298	1,467	1,083	1,356	1,227
Average pulp sales realizations ($/ADMT)(2)
NBSK	794	814	709	784	729
NBHK	578	632	593	637	627
Energy production ('000 MWh)(3)	545.1	509.8	544.6	2,125.3	2,142.0
Energy sales ('000 MWh)(3)	204.7	187.0	213.2	797.2	832.6
Average energy sales realizations ($/MWh)(3)	105	86	92	91	107
Solid Wood Segment
Lumber
Production (MMfbm)	114.7	122.5	111.6	475.6	462.3
Sales (MMfbm)	123.6	108.8	112.0	470.4	500.5
Average sales realizations ($/Mfbm)	474	451	427	462	435
Energy
Production and sales ('000 MWh)	36.1	17.9	38.7	126.3	160.2
Average sales realizations ($/MWh)	133	145	127	131	134
Manufactured products(4)
Production ('000 cubic meters)	5.8	9.8	10.2	34.0	25.1
Sales ('000 cubic meters)	5.7	9.9	12.1	30.7	33.4
Average sales realizations ($/cubic meters)	1,880	3,463	1,234	3,006	1,514
Pallets
Production ('000 units)	2,113.8	2,525.5	2,184.7	10,243.5	10,707.2
Sales ('000 units)	2,155.8	2,446.7	2,450.7	10,089.2	11,041.2
Average sales realizations ($/unit)	11	11	10	10	11
Biofuels(5)
Production ('000 tonnes)	40.8	40.6	38.9	160.4	167.2
Sales ('000 tonnes)	52.2	43.5	39.9	184.4	144.8
Average sales realizations ($/tonne)	218	213	274	217	281
Average Spot Currency Exchange Rates
$ / €(6)	1.0668	1.0987	1.0761	1.0820	1.0817
$ / C$(6)	0.7151	0.7331	0.7347	0.7302	0.7412

______________

(1)
Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)
Sales realizations after customer discounts, rebates and other selling concessions.
(3)
Does not include our 50% joint venture interest in the CPP mill, which is accounted for using the equity method. In March 2024, we disposed of this interest in CPP.
(4)
Manufactured products primarily includes CLT and glulam.
(5)
Biofuels includes pellets and briquettes.
(6)
Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues	$488,405	$470,494	$2,043,360	$1,993,844
Costs and expenses
Cost of sales, excluding depreciation and amortization	363,456	422,677	1,683,456	1,853,482
Cost of sales depreciation and amortization	48,769	43,738	170,542	172,223
Selling, general and administrative expenses	25,787	26,740	116,433	123,179
Impairment of sandalwood business held for sale	—	33,734	—	33,734
Loss on disposal of investment in joint venture	—	—	23,645	—
Goodwill impairment	—	—	34,277	—
Operating income (loss)	50,393	(56,395)	15,007	(188,774)
Other income (expenses)
Interest expense	(28,319)	(27,245)	(109,150)	(88,246)
Other income (expenses)	(1,919)	(2,492)	7,228	7,197
Total other expenses, net	(30,238)	(29,737)	(101,922)	(81,049)
Income (loss) before income taxes	20,155	(86,132)	(86,915)	(269,823)
Income tax recovery (provision)	(3,448)	(1,084)	1,774	27,767
Net income (loss)	$16,707	$(87,216)	$(85,141)	$(242,056)
Net income (loss) per common share
Basic	$0.25	$(1.31)	$(1.27)	$(3.65)
Diluted	$0.25	$(1.31)	$(1.27)	$(3.65)
Dividends declared per common share	$0.075	$0.075	$0.300	$0.300

MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$184,925	$313,992
Accounts receivable, net	327,345	306,166
Inventories	361,682	414,161
Prepaid expenses and other	17,601	23,461
Assets classified as held for sale	18,451	35,125
Total current assets	910,004	1,092,905
Property, plant and equipment, net	1,254,715	1,409,937
Investment in joint ventures	3,348	41,665
Amortizable intangible assets, net	49,829	52,641
Goodwill	—	35,381
Operating lease right-of-use assets	7,598	11,725
Pension asset	9,378	5,588
Deferred income tax assets	17,778	661
Other long-term assets	10,282	12,075
Total assets	$2,262,932	$2,662,578
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$248,661	$278,986
Pension and other post-retirement benefit obligations	732	826
Liabilities associated with assets held for sale	7,145	6,625
Total current liabilities	256,538	286,437
Long-term debt	1,473,986	1,609,425
Pension and other post-retirement benefit obligations	11,134	12,483
Operating lease liabilities	4,793	7,755
Deferred income tax liabilities	74,772	97,324
Other long-term liabilities	11,934	13,744
Total liabilities	1,833,157	2,027,168
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,871,000 issued and outstanding (2023 – 66,525,000)	66,850	66,471
Additional paid-in capital	362,782	359,497
Retained earnings	230,912	336,113
Accumulated other comprehensive loss	(230,769)	(126,671)
Total shareholders’ equity	429,775	635,410
Total liabilities and shareholders’ equity	$2,262,932	$2,662,578

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Year Ended December 31,
	2024	2023	2022
Cash flows from (used in) operating activities
Net income (loss)	$(85,141)	$(242,056)	$247,039
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	170,793	172,502	144,153
Deferred income tax provision (recovery)	(35,721)	(36,392)	7,003
Inventory impairment	9,000	58,600	—
Impairment of sandalwood business held for sale	—	33,734	—
Loss on disposal of investment in joint venture	23,645	—	—
Goodwill impairment	34,277	—	—
Defined benefit pension plans and other post-retirement benefit plan expense	1,272	5,214	1,708
Stock compensation expense	3,859	5,922	6,737
Foreign exchange transaction losses (gains)	(8,311)	3,905	(16,802)
Other	2,087	(5,092)	(1,241)
Defined benefit pension plans and other post-retirement benefit plan contributions	(675)	(1,152)	(2,942)
Changes in working capital
Accounts receivable	(32,094)	52,507	(20,476)
Inventories	23,907	(15,836)	(63,184)
Accounts payable and accrued expenses	(17,680)	(98,182)	66,796
Other	986	(2,679)	(8,131)
Net cash from (used in) operating activities	90,204	(69,005)	360,660
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(84,318)	(136,324)	(178,742)
Proceeds from sale of property, plant and equipment	19,874	3,408	1,689
Acquisition, net of cash	—	(82,100)	(256,604)
Property insurance proceeds	773	12,203	8,616
Proceeds from government grants	787	5,569	1,067
Purchase of term deposit	—	—	(75,000)
Proceeds from sale of term deposit	—	—	75,519
Other	(4,108)	(2,623)	(1,155)
Net cash from (used in) investing activities	(66,992)	(199,867)	(424,610)
Cash flows from (used in) financing activities
Redemption of senior notes	(300,000)	—	—
Proceeds from issuance of senior notes	206,000	200,000	—
Proceeds from (repayment of) revolving credit facilities, net	(25,061)	61,272	115,330
Dividend payments	(20,060)	(19,950)	(19,847)
Payment of debt issuance costs	(4,515)	(4,865)	(3,871)
Payment of finance lease obligations	(8,918)	(7,785)	(10,003)
Other	(229)	(48)	(711)
Net cash from (used in) financing activities	(152,783)	228,624	80,898
Effect of exchange rate changes on cash and cash equivalents	504	208	(8,526)
Net increase (decrease) in cash and cash equivalents	(129,067)	(40,040)	8,422
Cash and cash equivalents, beginning of year	313,992	354,032	345,610
Cash and cash equivalents, end of year	$184,925	$313,992	$354,032

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and long-lived asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and long-lived asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, management believes Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs, income taxes and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) or operating income (loss) as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. Operating EBITDA is an internal measure and therefore may not be comparable to other companies.

Operating EBITDA is a non-GAAP financial measure at the consolidated level and is considered different from Operating EBITDA at the segment level, referred to as “Segment Operating EBITDA”, which is our single measure of segment profit or loss presented in our financial statements under GAAP. For more information on Segment Operating EBITDA, refer to the segment information note within our consolidated financial statements.

The following table sets forth a reconciliation of net income (loss) to Operating EBITDA for the periods indicated:

	Q4	Q3	Q4	YTD	YTD
	2024	2024	2023	2024	2023
Net income (loss)	$16,707	$(17,559)	$(87,216)	$(85,141)	$(242,056)
Income tax provision (recovery)	3,448	(120)	1,084	(1,774)	(27,767)
Interest expense	28,319	26,429	27,245	109,150	88,246
Other expenses (income)	1,919	91	2,492	(7,228)	(7,197)
Operating income (loss)	50,393	8,841	(56,395)	15,007	(188,774)
Add: Depreciation and amortization	48,834	41,614	43,806	170,793	172,502
Add: Impairment of sandalwood business held for sale	—	—	33,734	—	33,734
Add: Loss on disposal of investment in joint venture	—	—	—	23,645	—
Add: Goodwill impairment	—	—	—	34,277	—
Operating EBITDA	$99,227	$50,455	$21,145	$243,722	$17,462